EXHIBIT 10.1

Portions of this Exhibit were omitted and filed separately with the Secretary of the Commission pursuant to an application for confidential treatment filed with the Commission pursuant to Rule 406 under the Securities Act of 1933. Such omissions are designated as ***.

AMENDMENT NO. 1 TO DISTRIBUTION AGREEMENT

This Amendment No. 1 to Distribution Agreement (this “Amendment”), dated as of January 1, 2007, is between OraSure Technologies, Inc., a corporation organized under the laws of the State of Delaware, U.S.A., with principal offices at 220 East First Street, Bethlehem, Pennsylvania 18015-1360 (“OSUR”), and SSL International plc, a limited liability company organized under the laws of England, with principal offices Venus, 1 Old Park Lane, Manchester, England M41 7HA (“Distributor”).

BACKGROUND

OSUR and Distributor previously entered into that certain Distribution Agreement, dated as of June 1, 2005 (the “Original Agreement”), pursuant to which OSUR agreed to manufacture and supply the Product for distribution by Distributor in the OTC Market in the Territory. Capitalized terms not otherwise defined in this Amendment shall have the meanings set forth in the Original Agreement. The parties desire to amend the Original Agreement to modify its terms for the 2007 Contract Year, as more specifically set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and the other mutual promises and covenants contained in this Amendment, OSUR and Distributor, intending to be legally bound, hereby agree as follows:

1.    Product Price—2007 Contract Year.    Subject to OSUR’s reimbursement obligation pursuant to Section 5, below, the Price for all Product purchased by Distributor for shipment and delivery in the Contract Year beginning January 1, 2007 and ending December 31, 2007 (the “2007 Contract Year”), shall be *** per Unit. Except as specifically provided in this Section 1, nothing in this Amendment shall modify or otherwise affect the Price payable for Product purchased by Distributor in any other Contract Year.

2.    Purchase Quantities—2007 Contract Year.    Distributor agrees to purchase during the 2007 Contract Year at least *** Units of Product, which amount shall be the Total Territory Minimum Quantity for the 2007 Contract Year. Distributor’s obligation to meet such Total Territory Minimum Quantity for the 2007 Contract Year hereby supersedes and replaces Distributor’s obligation to purchase the Territory A Minimum Quantity for any Territory A Country, the Total Territory B Minimum Quantity and the Total Territory Minimum Quantity for the 2007 Contract Year originally set forth in the Original Agreement. To the extent Distributor purchases more than the new Total Territory Minimum Quantity for the 2007 Contract Year, as set forth above, such excess shall not be counted toward meeting the Total Territory Minimum Quantity for any subsequent or prior Contract Year. Except as provided in this Section 2 with respect to the 2007 Contract Year, nothing in this Amendment shall modify or otherwise affect Distributor’s minimum purchase commitments under the Agreement for any other period or Contract Year.

3.    2007 Purchase Orders.

3.1    Initial Orders.    To the extent not previously delivered, concurrently with the execution of this Amendment, Distributor shall deliver to OSUR one or more firm, binding Purchase Orders for the purchase and delivery of at least the *** Unit Total Territory Minimum Quantity for the 2007 Contract Year described in Section 2, above. The foregoing Purchase Orders may omit the specific country designation or SKU for the Units to be purchased, provided that Distributor shall exercise commercially reasonable efforts to provide that information to OSUR not less than ninety (90) days prior to the scheduled delivery date for the affected Units of Product. To the extent OSUR supplies Product after being provided with the country-specific designation or SKU less than sixty (60) days in advance of the scheduled delivery date (the “Late Designation”), OSUR shall be entitled to receive, and Distributor agrees to pay, to OSUR up to *** per Unit of Product supplied by OSUR, as reimbursement for costs incurred by OSUR as a result of the Late Designation. OSUR shall separately invoice Distributor and provide supporting documentation reasonably satisfactory to Distributor, in order to obtain reimbursement of the costs incurred as a result of a Late Designation. The Purchase Orders required under this Section 3 shall constitute firm financial commitments on the part of Distributor.

3.2    Prior Orders.    To the extent that Distributor has delivered one or more Purchase Orders during 2007 prior to the execution of this Amendment and such Purchase Orders do not reflect the Product Price and other terms of this Amendment, the parties agree that such Purchase Orders shall be deemed to be modified to the extent necessary to be consistent with the terms hereof.

4.    2007 Advertising Expenditures.    Subject to Section 5, below, Distributor agrees that it will incur and pay for *** of Advertising and Promotional Expenditures (as defined below) for the advertising and promotion of the Products in the OTC Market in the Territory during the 2007 Contract Year. For purposes hereof, the term “Advertising and Promotional Expenditures” shall mean the external costs actually incurred by Distributor only for television, radio and print media advertising, public relations and promotion (including trade promotion) for the Product in the OTC Market in the Territory. Distributor shall make available to OSUR as requested written evidence documenting Distributor’s compliance with this Section 4.

5.    OSUR Reimbursement—2007 Contract Year.

5.1    Reimbursement of Eligible Expenditures. OSUR shall reimburse Distributor for Advertising and Promotional Expenditures actually incurred by Distributor during the 2007 Contract Year (“Eligible Expenditures”) in accordance with this Section 5.1. OSUR shall reimburse Distributor for Eligible Expenditures at the rate of *** per Unit of Product purchased by and shipped to Distributor during the 2007 Contract Year up to a maximum of *** of Eligible

Expenses. To the extent Distributor purchases more than *** Units of Product during the 2007 Contract Year, OSUR shall provide Distributor with additional reimbursement of Eligible Expenditures in excess of *** at the rate of *** per Unit of Product for each Unit actually sold by Distributor and shipped to its OTC Market customers in excess of *** Units during the 2007 Contract Year. For example, if during the 2007 Contract Year Distributor purchases *** Units from OSUR and sells and ships *** Units to its OTC Market customers, Distributor would receive up to *** in reimbursed Eligible Expenditures actually incurred during the 2007 Contract Year (i.e. ***). If during the 2007 Contract Year Distributor purchases *** Units from OSUR and sells and ships *** Units to its OTC Market customers, Distributor would receive up to *** in reimbursed Eligible Expenditures actually incurred during the 2007 Contract Year (i.e. ***). Distributor shall be entitled to receive reimbursement for incurred Eligible Expenditures at the applicable per Unit rate only for the actual number of Units of Product purchased or sold by Distributor during the 2007 Contract Year as provided above.

5.2    Reimbursement Procedures.    In order to receive reimbursement for Eligible Expenditures hereunder, Distributor shall provide to OSUR on a monthly basis a summary spreadsheet detailing Eligible Expenditures/Advertising and Promotional Expenditures incurred during the immediately preceding month during the 2007 Contract Year as well as copies of invoices or other written evidence reasonably satisfactory to OSUR documenting the incurrence of such Eligible Expenditures for each month during the 2007 Contract Year and for which Distributor is seeking reimbursement hereunder. Upon receipt of each such monthly spreadsheet and invoices or other documentation from Distributor of Eligible Expenditures, OSUR shall as soon as practicable, but no later than thirty (30) days after invoice receipt, reimburse Distributor for such Eligible Expenditures in an amount calculated in accordance with Section 5.1 above. To the extent Distributor has not purchased or sold a sufficient number of Units or Product to obtain full reimbursement of Eligible Expenditures incurred in any month, any shortfall in reimbursement may be carried over to a future month during the 2007 Contract Year and shall be paid to the extent Distributor purchases or sells a sufficient number of Units in any such future month(s) during the 2007 Contract Year, in accordance with Section 5.1.

6.     Product Modification.    As indicated in Section 4.4.4(a) of the Original Agreement, OSUR has developed a modified form of the Product containing a ***. It is agreed that OSUR shall begin to supply the modified form of Product as soon as reasonably practicable for distribution by Distributor initially into those markets utilizing the United Kingdom or Spanish/Portuguese language packages. The modified form of Product shall be supplied for distribution by Distributor into other Countries in the Territory, subject to completion of user studies with mutually acceptable results, agreement by the parties on appropriate Product labeling and the timing of such supply. The foregoing modified form of Product shall be supplied by OSUR during the 2007 Contract Year, without an increase in the applicable Price as provided in Section 1, above. Nothing herein shall require any further modification to the modified delivery system without agreement by both OSUR and Distributor.

7.    Distributor Components; Product Labeling.

7.1    Components.    Distributor shall not be required to supply Distributor Components for any Product ordered after the Effective Date of this Amendment for purchase and delivery during the 2007 Contract Year. OSUR shall supply such components at its cost pursuant to the Product Specifications as amended herein (“Packaging Components”). To the extent an inventory of Distributor Components exists at the Assembly Contractor on or after January 1, 2007, OSUR shall incorporate such Distributor Components into Product supplied to Distributor during the 2007 Contract Year and shall reimburse Distributor (or provide a credit against future payments by Distributor) for Distributor’s actual out of pocket cost for such Distributor Components. To the extent any Packaging Components supplied by OSUR hereunder, including any inventory of Distributor Components purchased by OSUR, are rendered unusable or must be scrapped as a result of a change in Purchase Order or Product labeling or packaging required by Distributor as a result of the reduction from twelve to ten applicators in a Unit of Product, as specified in Section 8, below, Distributor shall reimburse OSUR for the actual out of pocket cost for such Packaging Components.

7.2    Labeling.    Notwithstanding Section 7.1, Distributor shall be responsible for preparing the artwork and text translations for all Product packaging and labeling, all of which shall be at Distributor’s sole cost and subject to review and approval by OSUR and shall be provided in accordance with OSUR’s quality requirements (including third party certified or notarized forms thereof). Distributor shall provide OSUR with at least a four (4) week period to review and approve any new or modified material or labeling. Notwithstanding the foregoing, OSUR and Distributor shall equally share the costs of preparing any third party certified or notarized translations of Product packaging or labeling to the extent the packaging or labeling change giving rise to the need for such translations is required by a regulatory authority in the Territory, a Product modification or improvement, or the development of an Improved Product by OSUR.

8.    Product Specifications.    For Product purchased during the 2007 Contract Year, the Product Specifications are hereby amended and restated as set forth in Exhibit A attached hereto in order to incorporate the modified form of Product referred to in Section 6, above. As indicated in Exhibit A, OSUR shall be permitted to ***, subject to the prior agreement of Distributor (not to be unreasonably withheld) that such *** shall not create a significant competitive disadvantage for the Product in the applicable Country, any supply or assembly constraints by the Assembly Contractor, the finalization of new Product labeling and packaging and the utilization of existing inventories of packaging and labeling. The Product Specifications as amended herein shall apply to Product ordered after the Effective Date for purchase and delivery during the 2007 Contract Year.

9.    Marketing Committee.    The parties hereby agree to cooperate in the development of sales, marketing and promotional strategies and plans for the Product in the OTC Market in the Territory. A joint marketing committee (the “Marketing Committee”) is hereby established and shall consist of at least two senior management representatives of each party. The Marketing Committee shall hold its first meeting as soon as reasonably practicable after the execution of this Amendment and in no event later than the end of the first Quarterly Period during the 2007 Contract Year, at which meeting Distributor shall provide OSUR with detailed plans and strategies for the continued sale and distribution of the Product in Countries in which the Product is currently being sold and plans and strategies for the commercial launch of the Product in the OTC Market in other Countries throughout the Territory. The Marketing Committee shall meet thereafter at least one time during each Quarterly Period, at which meeting Distributor shall provide OSUR with a description in reasonable detail of its updated sales, marketing, promotional and commercialization strategies and plans. Distributor agrees to consult with OSUR regarding its sales, marketing, promotional and commercialization plans and shall consider in good faith any comments or input provided by OSUR. Distributor shall also, to the extent available in audit data to which SSL subscribes, provide OSUR with quarterly reports setting forth the aggregated sector data by trade channel as to the quantity of Product sold by Distributor to retail outlets broken down by trade and Country, consumer out sales broken down by trade and Country, and the level of advertising and promotion expenditures and the types of advertising or promotional activities broken down by Country to the extent reasonably practicable for SSL to do so and if not, SSL shall provide relevant top line data to OSUR.

10.    Removal of Countries.    At the first meeting of the Marketing Committee during the first Quarterly Period of the 2007 Contract Year, Distributor shall provide OSUR with fully-developed, reasonably detailed strategies and plans for commercializing the Product in all Countries within the Territory. OSUR shall evaluate the strategies and planning and shall have good faith discussions with Distributor about a possible reduction in the number of *** Countries. To the extent (i) Distributor fails to provide specific commercialization plans for any Countries within the first Quarterly Period of the 2007 Contract Year, or (ii) within thirty (30) days of receiving commercialization plans for any Country OSUR determines, in a commercially reasonable manner, that such plans are unsatisfactory, OSUR shall have the right, exercisable upon delivery of written notice to Distributor, to remove any such *** from the Original Agreement, as amended hereby, or convert Distributor rights thereto to non-exclusive distribution rights. If any *** Country is removed from the Original Agreement as amended hereby, (i) Distributor’s rights shall terminate with respect thereto, and (ii) Distributor shall be relieved of its obligations under Sections 3.1.5(a) and 3.1.5(b) of the Original Agreement with respect thereto, and if Distributor’s rights are converted to nonexclusive with respect to any *** Country, OSUR shall be free to import, market, promote, sell and distribute the Product into such *** Country, either directly or indirectly through any other party. In no event shall Distributor be entitled to any payment or other compensation as a result of the termination or conversion of its rights with respect to any *** Country pursuant to this Section 10.

11.    Records.    Distributor’s obligation to maintain records and to make such records available to OSUR, as provided in Section 4.8.1 of the Original Agreement, is hereby amended to include any records required to determine Distributor’s compliance with Section 4 of this Amendment and the accuracy, timing, purpose and incurrence of any Advertising and Promotional Expenditures or Eligible Expenditures.

12.    Reservation of Rights.    Except as provided below, OSUR agrees that it shall not exercise or attempt to exercise any rights which would otherwise be available to OSUR relating to any alleged or actual failure of Distributor to meet its Total Territory Minimum Quantity for the 2006 Contract Year. OSUR is willing to refrain from exercising such rights solely with respect to the 2006 Contract Year; provided that, if Distributor fails to comply fully with Sections 2 or 3.1 of this Amendment, or Section 3.1.1 of the Original Agreement, OSUR shall be entitled to exercise any or all of such rights as it determines in its sole discretion, in addition to any other rights and remedies it may have under the Original Agreement as amended hereby, at law or otherwise.

13.    Future Contract Years.    The parties acknowledge and agree that the modifications to the Original Agreement as set forth herein shall only apply to the 2007 Contract Year. The parties agree to commence bona fide good faith discussions on or prior to *** regarding additional modifications mutually acceptable to the parties to the Original Agreement which would apply to one or more of the Contract Years after the 2007 Contract Year (“Additional Modifications”). Nothing herein shall obligate either party to agree to any Additional Modifications to the Original Agreement, including those set forth herein, for any Contract Year after the 2007 Contract Year. To the extent the parties are unable to reach agreement on the Additional Modifications by ***, notwithstanding their bona fide good faith efforts to do so, the Original Agreement shall terminate on ***. Except as set forth in this Section 13 or as otherwise agreed by the parties in writing, during the period from *** until termination of the Agreement on *** in accordance with this Section 13, the terms of the Original Agreement (without giving effect the this Amendment) shall apply, including Distributor’s obligations under Section 3.1.1 of the Original Agreement. In the event the Original Agreement is terminated in accordance with this Section 13, Distributor shall be relieved of its obligations under Sections 3.1.5(a) and 3.1.5(b) as of the effective termination date.

14.    Effect of Amendment.    Except as amended hereby, the Original Agreement shall remain in full force and effect. All references to the Original Agreement shall be deemed to mean the Original Agreement as amended by this Amendment.

15.    Governing Law.    This Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the Commonwealth of Pennsylvania, U.S.A., without reference to conflict of laws principles of any jurisdiction.

16.    Counterparts.    This Amendment may be executed by the parties in more than one counterpart, each of which, when executed and delivered, shall be deemed to be an original, and all such counterparts shall constitute a single instrument. A facsimile transmission of a signed original shall constitute delivery of the signed original.

IN WITNESS WHEREOF, this Amendment has been executed by OSUR and Distributor as of the date first written above.

ORASURE TECHNOLOGIES, INC.

By:	/s/Douglas A. Michels
Name: Douglas A. Michels Title: President & CEO

SSL INTERNATIONAL PLC

By:	/s/Ian Adamson
Name: Ian Adamson Title: Managing Director, Europe

Exhibit A

Product Specifications+

(As Amended and Restated by Amendment No. 1 to Distribution

Agreement, dated as of January 1, 2007, between OSUR and Distributor)

1	“Unit” of Product shall consist of:

***

+

Subject to Section 6 of the attached Amendment, each customer shall be supplied with the *** shown on the figures attached hereto (or as further modified by agreement of the parties based on the results of user studies to be conducted by Distributor).

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